Exhibit 99.1

Press Release

Contact: Chris Van Ens

Phone: 720.348.7762

UDR ANNOUNCES FIRST QUARTER 2012 RESULTS
~FFO-Core Increases 13%~
~$610 Million of Non-Core Dispositions Completed or Under Contract~

DENVER, CO (April 30, 2012) – , Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced its first quarter 2012 results.

The Company generated Funds from Operations (FFO) of $83.5 million or $0.35 per diluted share for the quarter ended March 31, 2012, as compared to $56.8 million or $0.30 per diluted share, in the first quarter of 2011. Excluding all non-recurring items, the Company’s first quarter 2012 FFO-Core was $0.34 per diluted share. See the reconciliation below for further detail.

	Q1 2012	Q1 2011
FFO-Core per diluted share	$0.34)	$0.30
Acquisition-related costs	(0.003)	(0.003)
Benefit/(Cost) associated with debt extinguishment	0.019	(0.021)
Gain on sale of marketable securities	—	0.016

FFO-Reported per diluted share	$0.35)	$0.30

A reconciliation of FFO to GAAP Net Income can be found on Attachment 2 of the Company’s First Quarter 2012 Supplemental Financial Information.

Tom Toomey, UDR’s president and CEO stated, “All aspects of our business performed well during the first quarter and demand for our apartment homes remained robust.” Mr. Toomey continued, “With positive apartment fundamentals still providing a powerful tailwind, our portfolio occupancy at approximately 96 percent as of the end of April, accelerating growth in new lease rates and still healthy renewal rate increases across our portfolio, we are well-positioned to capitalize on the upcoming peak leasing season.”

Operations

Same-store net operating income increased 8.1 percent year-over-year for the first quarter 2012. Same-store revenue increased 5.3 percent while same-store expenses decreased 0.2 percent. Same-store physical occupancy decreased 30 basis points to 95.4 percent as compared to the prior year period. The rate of turnover increased to an annualized rate of 47 percent from 44 percent in the first quarter of 2011.

Summary Same-Store Results First Quarter 2012 versus First Quarter 2011

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	6.0%	1.2%	8.2%	41.7%	94.3%	12,066
Mid-Atlantic	4.5%	0.3%	6.4%	31.2%	96.0%	9,127
Southeastern	4.7%	-1.6%	8.4%	20.6%	96.0%	9,515
Southwestern	7.4%	-3.6%	16.1%	6.5%	96.1%	3,115

Total	5.3%	-0.2%	8.1%	100.0%	95.4%	33,823

[1] [2]	Based on QTD 2012 NOI. Average same-store occupancy for the quarter.

[3] During the first quarter, 33,823 apartment homes, or approximately 74 percent of 45,969 total consolidated apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Sequentially, same-store net operating income increased 0.4 percent driven by same-store revenue growth of 1.1 percent and offset by same-store expense growth of 2.6 percent.

Technology Platform

Improving the Company’s operational efficiency, while increasing resident satisfaction, are the compelling factors for our continued investment in technology. The Company’s technology platform has gained acceptance and recognition from our residents as shown by the following utilization rates:

Established Technology Initiatives:	Q1	2012	Q1	2011
Resident payments received via ACH	78%	79%
Service requests entered through MyUDR.com	79%	80%
Move-ins initiated via an internet source	56%	62%
Renewals completed electronically	82%	85%

Joint Venture Investment Activity

As previously announced, on January 12, 2012, UDR formed a second joint venture with MetLife (UDR/MetLife II) wherein each party owns a 50 percent interest in a $1.3 billion portfolio of 12 operating communities containing 2,528 apartment homes.

The 12 operating communities in the joint venture include seven communities from the Company’s first joint venture with MetLife (UDR/MetLife I) formed on November 8, 2010, while the remaining five communities were newly acquired by UDR/MetLife II. The newly acquired communities, collectively known as Columbus Square, are recently developed, high-rise apartment buildings located on the Upper West Side of Manhattan and were purchased for $630 million. Additional details related to the transaction can be found in the January 12, 2012 press release on the Company’s website at www.udr.com.

With the closing of UDR/MetLife II, the first joint venture between the parties, UDR/MetLife I, now comprises 19 operating communities containing 3,930 homes as well as 10 vacant land parcels. Historical cost of the assets is $1.8 billion and the Company’s weighted average ownership interest in the UDR/MetLife I operating communities is 12.6 percent and 4.0 percent in the land parcels.

In addition, the Company, through a joint venture, acquired a land parcel in San Francisco, CA for $40.3 million.

Disposition Activity

During the first quarter of 2012, the Company sold six unencumbered communities containing 1,576 homes for $133.4 million in gross proceeds. At the time of disposition, total income per occupied home for the communities averaged $950 per month. The first quarter dispositions included four communities located in tertiary Florida markets and two communities in Fredericksburg, VA. These dispositions marked the Company’s exit from the Fredericksburg market. Additional details related to the transactions can be found in the April 4, 2012 press release on the Company’s website at www.udr.com.

Capital Markets Activity

During the first quarter of 2012, the Company raised $200.8 million through the sale of approximately eight million shares at a weighted average net price of $25.18 per share under its “At the Market” equity offering program.

As previously announced, on January 5, 2012, the Company priced $400 million of 4.625 percent, 10-year senior unsecured notes under its existing shelf registration. The notes will mature on January 10, 2022. This offering fulfills the Company’s full-year 2012 guidance for $400 million in new debt issuances. A portion of the proceeds repaid $100 million of 5.0 percent unsecured notes originally due in January 2012. Additional details related to the transaction can be found in the January 5, 2012 press release on the Company’s website at www.udr.com.

In addition and as previously announced, the Company repaid a $30.6 million, 6.76 percent mortgage on January 11, 2012 that was secured by its 21 Chelsea community in Manhattan. The Company also repaid $39.5 million in secured debt with an interest rate of 2.85 percent on February 1, 2012 from one of its Fannie Mae facilities.

Balance Sheet

At March 31, 2012, UDR had $954 million in availability through a combination of cash and undrawn capacity on its credit facilities, giving the Company ample flexibility to fund its business, debt maturities and external growth activities in 2012.

UDR’s total indebtedness at March 31, 2012 was $3.9 billion. The Company ended the first quarter with fixed-rate debt representing 79 percent of its total debt, a total blended interest rate of 4.2 percent and a weighted average maturity of 4.8 years. UDR’s fixed charge coverage ratio (adjusted for non-recurring items) was 2.6 times.

Post Quarter Activity

Acquisition Activity

On April 27, 2012, the Company acquired the remaining 80 percent ownership interests in two Austin, TX communities, Redstone Ranch and Lakeline Villas, for $11.7 million from its Texas joint venture partner. The communities comprise 633 homes and as of March 31, 2012 had an average income per occupied home of $877 per month.

Disposition Activity

On April 4, 2012, the Company announced it had entered into an agreement to sell 15 unencumbered communities containing 4,931 homes for $477 million in gross proceeds. At March 31, 2012, income per occupied home for the anticipated dispositions averaged $948 per month. The anticipated dispositions are located in Phoenix, AZ, Jacksonville, FL, Dallas, TX and Richmond, VA and will mark the Company’s exit from the Phoenix and Jacksonville markets. The portfolio is expected to close during the second quarter of 2012, subject to customary closing provisions, and in combination with the first quarter community sales, will exceed the Company’s previously announced 2012 disposition guidance of $400 to $600 million. Additional details related to the transactions can be found in the April 4, 2012 press release on the Company’s website at www.udr.com.

Capital Markets Activity

On April 4, 2012, the Company announced that it raised an additional $15.0 million through the sale of approximately 595 thousand shares at a weighted average net price of $25.21 per share under its “At the Market” equity offering program, thereby completing the program.

Accordingly, the Company announced a new “At the Market” equity offering program through which it can sell up to 20 million common shares. No shares have been issued under the new program. Additional details related to the transaction can be found in the April 4, 2012 press release on the Company’s website at www.udr.com.

In addition, on April 16, 2012, the Company repaid a $41.8 million, 2.49 percent construction loan that was secured by its Signal Hill community in Woodbridge, VA.

On April 27, 2012, the Company announced that it will redeem all issued and outstanding shares of its 6.75 percent Series G Cumulative Redeemable Preferred Stock on May 31, 2012. Approximately 3.3 million shares are outstanding at a total cost of $81.6 million plus accrued and unpaid dividends up to the redemption date. Additional details related to the transaction can be found in the April 27, 2012 press release on the Company’s website at www.udr.com.

2012 Guidance

The Company will reevaluate and, if necessary, will update its guidance on its second quarter conference call.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 11:00 a.m. EDT on April 30, 2012 to discuss first quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 800-762-8779 for domestic and 480-629-9818 for international and provide the following conference ID number: 4528953.

A replay of the conference call will be available through May 30, 2012, by dialing 800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4528953, when prompted for the pass code.

A replay of the call will be available for 30 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Financial Information

Internet — The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.

Mail — For those without Internet access, the first quarter 2012 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park® development, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

This release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2012, UDR owned or had an ownership position in 60,211 apartment homes including 2,972 homes under development. For over 39 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at .

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
In thousands, except per share amounts	2012	2011
Rental income	$172,242	$137,812
Rental expenses:
Real estate taxes and insurance	20,911	17,661
Personnel	13,509	11,857
Utilities	9,365	7,721
Repair and maintenance	7,984	7,250
Administrative and marketing	3,531	3,103
Property management	4,737	3,790
Other operating expenses	1,383	1,436
	61,420	52,818
Non-property income:
Loss from unconsolidated entities	(2,691)	(1,332)
Tax benefit for taxable REIT subsidiary	22,876	—
Joint venture management fees	2,989	1,274
Gain on sale of investments	—	3,123
Interest and other income	694	139

	23,868	3,204
Other expenses:
Real estate depreciation and amortization	87,907	70,215
Interest	39,173	34,779
Amortization of convertible debt premium	—	359
Other debt (benefits)/charges, net (1)	(4,428)	4,019

Total interest	34,745	39,157
Insurance-related (income)/expenses
Acquisition-related costs	342	650
General and administrative	9,037	9,980
Other depreciation and amortization	918	1,043
	132,949	121,045
Income/(loss) from continuing operations	1,741	(32,847)
Income from discontinued operations	84,887	4,191

Consolidated net income/(loss)	86,628	(28,656)
Net (income)/loss attributable to non-controlling interests	(3,472)	781

Net income/(loss) attributable to UDR, Inc.	83,156	(27,875)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)
Distributions to preferred stockholders — Series G	(1,377)	(1,437)
Net income/(loss) attributable to common stockholders	$80,848	$(30,243)

Earnings/(loss) per weighted average common share — basic and diluted:
Income/(loss) from continuing operations available to common stockholders	($0.02)	($0.19)
Income from discontinued operations	$0.38	$0.02
Net income/(loss) attributable to common stockholders	$0.37	($0.17)
Common distributions declared per share	$0.220	$0.185
Weighted average number of common shares outstanding — basic and diluted	221,500	182,531

(1) Write-off of deferred financing costs and fair market value adjustments on early debt extinguishment.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended
	March 31,
In thousands, except per share amounts	2012	2011
Net income/(loss) attributable to UDR, Inc.	$83,156	$(27,875)
Distributions to preferred stockholders	(2,308)	(2,368)
Real estate depreciation and amortization, including discontinued operations	94,247	84,115
Non-controlling interests	3,472	(781)
Real estate depreciation and amortization on unconsolidated joint ventures	7,423	2,848
Net gain on the sale of depreciable property in discontinued operations, excluding RE3	(80,525)	(41)
Tax benefit for taxable REIT subsidiary	(22,876)	—
Funds from operations (“FFO”) — basic	$82,589	$55,898

Distribution to preferred stockholders — Series E (Convertible)	931	931
Funds from operations — diluted	$83,520	$56,829

FFO per common share — basic	$0.36	$0.30

FFO per common share — diluted	$0.35	$0.30

Weighted average number of common shares and OP Units outstanding — basic	230,921	187,593
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted	235,916	192,511

FFO is defined as net income (computed in accordance with GAAP), excluding impairment write-downs of depreciable real estate or of investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

RE3 gain on sales, net of taxes, is defined as net sales proceeds less a tax provision and the gross investment basis of the asset before accumulated depreciation. We consider FFO with RE3 gain on sales, net of taxes, to be a meaningful supplemental measure of performance because the short-term use of funds produce profits which differ from the traditional long-term investment in real estate for REITs.

Attachment 3

UDR
Consolidated Balance Sheets

	March 31,	December 31,
In thousands, except share and per share amounts	2012	2011
	(unaudited)	(audited)
ASSETS
Real estate owned:
Real estate held for investment	$7,372,080	$7,269,347
Less: accumulated depreciation	(1,687,908)	(1,605,090)

	5,684,172	5,664,257
Real estate under development
(net of accumulated depreciation of $0 and $570)	225,817	246,229
Real estate sold or held for disposition
(net of accumulated depreciation of $175,964 and $226,067	279,385	332,258

Total real estate owned, net of accumulated depreciation	6,189,374	6,242,744
Cash and cash equivalents	3,558	12,503
Restricted cash	24,218	24,634
Deferred financing costs, net	31,641	30,068
Investment in unconsolidated joint ventures	548,961	213,040
Other assets	144,763	198,365
Total assets	$6,942,515	$6,721,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,813,942	$1,891,553
Unsecured debt	2,099,462	2,026,817
Real estate taxes payable	16,019	13,397
Accrued interest payable	31,127	23,208
Security deposits and prepaid rent	33,482	35,516
Distributions payable	53,986	51,019
Deferred fees and gains on the sale of depreciable property	29,449	29,100
Accounts payable, accrued expenses, and other liabilities	75,440	95,485
Total liabilities	4,152,907	4,166,095
Redeemable non-controlling interests in operating partnership	251,643	236,475
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2011)	46,571	46,571
3,264,362 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (3,264,362 shares at December 31, 2011)	81,609	81,609
Common stock, $0.01 par value; 350,000,000 shares authorized
227,967,573 shares issued and outstanding (219,650,225 shares at December 31, 2011)	2,280	2,197
Additional paid-in capital	3,543,219	3,340,470
Distributions in excess of net income	(1,126,561)	(1,142,895)
Accumulated other comprehensive loss, net	(13,939)	(13,902)

Total stockholders’ equity	2,533,179	2,314,050
Non-controlling interest	4,786	4,734
Total equity	2,537,965	2,318,784
Total liabilities and stockholders’ equity	$6,942,515	$6,721,354